Exhibit 23 (a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-52728 and No. 333-62052) and Forms S-8 (No. 333-108105, No. 33-41934, No. 33-55173, No. 33-55709, No. 33-56088, No. 33-59049, No. 33-59141, No. 33-60943, No. 333-34125, No. 333-36440, No. 333-42987, No. 333-55346, No. 333-75752, No. 333-82422, No. 333-88613 and No. 333-116918) of Viacom Inc. of our report dated March 15, 2005, relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
March 16, 2005